As filed with the U.S. Securities and Exchange Commission on May 26, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Xanadu Quantum Technologies Limited

(Exact name of registrant as specified in its charter)

Ontario, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 Bay Street, Suite 2400 Toronto, Ontario	M5G 2C8
(Address of Principal Executive Offices)	(Zip Code)

Xanadu Quantum Technologies Limited Omnibus Long Term Incentive Plan

Xanadu Quantum Technologies Inc. 2017 Equity Incentive Plan

Xanadu Quantum Technologies Limited Amended and Restated 2018 Equity Incentive Plan

(Full title of the plan)

Christian Weedbrook

Chief Executive Officer

Xanadu Quantum Technologies Limited

777 Bay Street, Suite 2400

Toronto, Ontario M5G 2C8
(Name and address of agent for service)

(416) 304-9629
(Telephone number, including area code, of agent for service)

Copies to:

Natalie Wilmore Chief Legal Officer Xanadu Quantum Technologies Limited 777 Bay Street, Suite 2400 Toronto, Ontario M5G 2C8 (416) 304-9629	Peter Byrne Kristin VanderPas Grady Chang Cooley LLP 55 Hudson Yards New York, New York 10001 (212) 479-6000	Chad Bayne James R. Brown Osler, Hoskin & Harcourt LLP 1 First Canadian Place, Suite 6200 100 King Street West Toronto, Ontario M5X 1B8 Canada (416) 362-2111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Xanadu Quantum Technologies Limited, a company incorporated under the Business Corporations Act (Ontario) (the “Company” or the “Registrant”), for the purpose of registering (i) 44,791,700 subordinate voting shares, without par value (“Class B Subordinate Voting Shares”), issuable under the Xanadu Quantum Technologies Limited Omnibus Long Term Incentive Plan, dated as of March 20, 2026 (the “Omnibus Plan”), (ii) 44,076,596 Class B Subordinate Voting Shares issuable upon the exercise of outstanding options granted under the Xanadu Quantum Technologies Limited Amended and Restated 2018 Equity Incentive Plan, dated as of March 20, 2026 (the “2018 EIP”), (iii) 2,231,213 multiple voting shares, without par value (“Class A Multiple Voting Shares”) issuable upon the exercise of outstanding options granted under the Xanadu Quantum Technologies Inc. 2017 Equity Incentive Plan, dated as of October 30, 2017, as amended (the “2017 EIP” and, together with the 2018 EIP and the Omnibus Plan, the “Plans”), and (iv) 1,029,896 Class A Multiple Voting Shares issuable upon the exercise of outstanding options granted under the 2018 EIP.

On March 26, 2026 (the “Closing Date”), the Company consummated the previously announced business combination pursuant to the Business Combination Agreement (the “Business Combination Agreement”), dated as of November 3, 2025, by and among Crane Harbor Acquisition Corp., a Cayman Islands exempted company subsequently continued as a corporation under the Business Corporations Act (Ontario) (the “OBCA”) and renamed following completion of the transaction as Xanadu Quantum Technologies Former SPAC Inc. (“Crane Harbor”), and Xanadu Quantum Technologies Inc., a corporation continued under the OBCA (“Old Xanadu”), which provided for, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the plan of arrangement (the “Plan of Arrangement”), (i) the continuation of Crane Harbor from the Companies Act (Cayman Islands) to the OBCA, (ii) the Company’s acquisition of all of the issued and outstanding shares in the capital of Crane Harbor in exchange for Class B Subordinate Voting Shares, all of the issued and outstanding shares in the capital of Old Xanadu, other than Non-Voting Common Shares in the capital of Old Xanadu (“Old Xanadu Non-Voting Common Shares”), for Class A Multiple Voting Shares, and all of the issued and outstanding Old Xanadu Non-Voting Common Shares for Class B Subordinate Voting Shares, in each case, by way of a court-approved arrangement under Section 182 of the OBCA, resulting in Crane Harbor and Old Xanadu becoming wholly-owned subsidiaries of the Company, and (iii) the listing of the Class B Subordinate Voting Shares for trading on each of the Nasdaq Global Market and the Toronto Stock Exchange.

On the Closing Date and pursuant to the Plan of Arrangement, among other things, (i) each then issued and outstanding preferred share in the capital of Old Xanadu was converted into and exchanged for one voting common share in the capital of Old Xanadu (each, an “Old Xanadu Voting Common Share”); (ii) each then issued and outstanding Old Xanadu Voting Common Share was transferred to the Company in consideration for that number of Class A Multiple Voting Shares equal to the exchange ratio specified in the Plan of Arrangement (the “Exchange Ratio”); (iii) each then issued and outstanding Old Xanadu Non-Voting Common Share was transferred to the Company in consideration for that number of Class B Subordinate Voting Shares equal to the Exchange Ratio; (iv) each Old Xanadu option to acquire an Old Xanadu Voting Common Share then outstanding was exchanged for an option to purchase that number of Class A Multiple Voting Shares equal to the number of Old Xanadu Voting Common Shares subject to such Old Xanadu option multiplied by the Exchange Ratio; (v) each then outstanding Old Xanadu option to acquire an Old Xanadu Non-Voting Common Share was exchanged for an option to purchase that number of Class B Subordinate Voting Shares equal to the number of Old Xanadu Non-Voting Common Shares subject to such Old Xanadu option multiplied by the Exchange Ratio; and (vi) each then outstanding Old Xanadu warrant to purchase Old Xanadu Voting Common Shares was exchanged for a warrant to purchase that number of Class A Multiple Voting Shares equal to the number of Old Xanadu Voting Common Shares subject to such Old Xanadu warrant multiplied by the Exchange Ratio, and each then outstanding Old Xanadu warrant to purchase Old Xanadu Non-Voting Common Shares was exchanged for a warrant to purchase that number of Class B Subordinate Voting Shares equal to the number of Old Xanadu Non-Voting Common Shares subject to such Old Xanadu warrant multiplied by the Exchange Ratio, each as provided in the Plan of Arrangement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

References in this Registration Statement to “we,” “us,” “our” and the “Company,” or similar references, refer to Xanadu Quantum Technologies Limited, unless otherwise stated or the context otherwise requires.

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(1)	The Company’s Shell Company Report on Form 20-F , filed with the SEC on April 1, 2026;

(2)	The Company’s Annual Report on Form 20-F (the “Annual Report”), filed with the SEC on April 9, 2026;

(3)	The Company’s Reports on Form 6-K furnished to the SEC on May 14, 2026 (Accession No. 0002097163-26-000012) and May 21, 2026 ; and

(4)	The description of the Company’s securities contained in Exhibit 2.5 to the Annual Report, including any amendment or report filed with the SEC for the purpose of updating the description.

In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all reports on Form 6-K, or portions thereof, subsequently furnished by the Company which state that they are incorporated by reference herein, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing or furnishing of such documents and reports.

For purposes of this Registration Statement, any document or report or any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a subsequently filed or furnished document or report or a statement contained therein that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such document or report or statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in the Registration Statement is qualified in its entirety by the information appearing in the documents or reports incorporated by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the Province of Ontario, Canada, and is governed by the OBCA. In accordance with the OBCA and pursuant to the By-laws of the Registrant (the “By-laws”), the Registrant shall, subject to the limitations contained in the OBCA, indemnify its directors and officers, any former director or officer, or any other individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other proceeding in which such individual is involved because of such association with the Registrant or other entity, if such individual:

●	acted honestly and in good faith with a view to the Registrant's best interests, or, as the case may be, the best interests of the other entity for which such individual acted as a director or officer or in a similar capacity at the Registrant's request; and

●	in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, had reasonable grounds to believe the conduct was lawful.

Pursuant to the By-laws, the Registrant shall also indemnify such individual in other circumstances as the OBCA permits or requires.

Additionally, the Registrant may purchase and maintain insurance for the benefit of any indemnified individual against such liabilities, in such amounts as the Registrant's board of directors may from time to time determine and as permitted by the OBCA. The Registrant currently carries insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

Furthermore, the Registrant has entered into an indemnity agreement with each of its current directors and officers, and intends to enter into an indemnity agreement with each of its future directors and officers, whereby the Registrant has agreed or will agree to indemnify such directors and officers against all expenses and liabilities incurred in such capacity to the fullest extent permitted by law, subject to limited exceptions.

SEC Position. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1**	Articles of Incorporation of Xanadu Quantum Technologies Limited, as amended, dated March 12, 2026 (incorporated by reference to Exhibit 1.1 to the Company’s Shell Company Report on Form 20-F, filed with the SEC on April 1, 2026).
4.2**	General By-laws of Xanadu Quantum Technologies Limited, dated March 11, 2026 (incorporated by reference to Exhibit 1.2 to the Company’s Shell Company Report on Form 20-F, filed with the SEC on April 1, 2026).
5.1*	Opinion of Osler, Hoskin & Harcourt LLP.
23.1*	Consent of KPMG LLP.
23.2*	Consent of WithumSmith+Brown, PC.
24.1	Power of Attorney (included in signature page to this registration statement).
99.1**	Xanadu Quantum Technologies Limited Omnibus Long Term Incentive Plan and related form agreements (incorporated by reference to the Company’s Shell Company Report on Form 20-F, filed with the SEC on April 1, 2026).
99.2*	Xanadu Quantum Technologies Inc. 2017 Equity Incentive Plan.
99.3*	Xanadu Quantum Technologies Limited Amended and Restated 2018 Equity Incentive Plan.
107*	Filing Fee Table

*	Filed herewith.
**	Previously filed.

Item 9. Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b)	The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario, on May 26, 2026.

Xanadu Quantum Technologies Limited

By:	/s/ Christian Weedbrook
	Name:	Christian Weedbrook
	Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christian Weedbrook and Michael Trzupek, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated:

Name	Title	Date

/s/ Christian Weedbrook	Chief Executive Officer and Director	May 26, 2026
Christian Weedbrook	(Principal Executive Officer)

/s/ Michael Trzupek	Chief Financial Officer	May 26, 2026
Michael Trzupek	(Principal Financial Officer and Principal Accounting Officer)

/s/ Glenda Dorchak	Director	May 26, 2026
Glenda Dorchak

/s/ William I. Fradin	Director	May 26, 2026
William I. Fradin

/s/ Eliot Pence	Director	May 26, 2026
Eliot Pence

/s/ Michelle Reynolds	Director	May 26, 2026
Michelle Reynolds

/s/ Heidi Shyu	Director	May 26, 2026
Heidi Shyu

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, Xanadu Quantum Technologies Limited has duly caused this registration statement to be signed by the following duly authorized representative in the United States on May 26, 2026.

By:	/s/ Michael Trzupek
	Name:	Michael Trzupek
	Title:	Chief Financial Officer